Exhibit 5


               Nixon, Hargrave, Devans & Doyle LLP


                           May 17, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

               Re:         Multimedia, Inc. Salary Deferral Thrift Plan

                  Registration Statement on Form S-8

Dear Sir or Madam:

      We have acted on behalf of Gannett Co., Inc. ("Gannett") in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, interests in the Multimedia, Inc. Salary Deferral Thrift Plan (the "Plan"), as well as 120,000 shares of Common Stock of Gannett to be sold pursuant to the Plan.

      We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with rendering this opinion.

      Based on the foregoing, we are of the opinion that:

      (a) The interests in the Plan
          described in the Registration
          Statement have been duly
          authorized for
          issuance to eligible employees
          of Multimedia Inc., a wholly
          owned subsidiary of
          Gannett and certain of its
          subsidiaries in accordance with
          the terms of the Plan; and

      (b) The shares of the Common Stock
          being registered with the
          Securities and Exchange
          Commission on Form S-8 as
          described above will, when sold
          according to the terms of the
          Plan, be legally issued, fully
          paid and non-assessable shares of
          Common Stock of Gannett

      We consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement on Form S-8 and to the use of our name in any Prospectus used in connection with the Plan.

                               Very truly yours,

                               s/ Nixon, Hargrave, Devans & Doyle LLP